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                                                                     Exhibit 3.7

  Limited Partnership Agreement of GameStop Texas LP, dated as of May 27, 2004.

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                                GAMESTOP TEXAS LP

                         LIMITED PARTNERSHIP AGREEMENT

          THIS LIMITED PARTNERSHIP AGREEMENT, dated as of the 27th day of May, 2004 (the "Agreement"), between GameStop of Texas (GP), LLC, a Delaware limited liability company, having an address at 2250 William D. Tate Avenue, Grapevine, Texas 76051 (hereinafter referred to as the "General Partner") and GameStop
(LP), LLC, a Delaware limited liability company, having an address at 724 First Street North, 4th Floor, Minneapolis, MN 55401 (hereinafter referred to as the "Limited Partner").

                                   WITNESSETH:

          WHEREAS, the General Partner and the Limited Partner (each a "Partner" and collectively, the "Partners") desire to organize a limited partnership under the laws of the Texas Revised Limited Partnership Act, as amended from time to time (the "Texas Act"), to be known as GameStop Texas LP (the "Partnership"); and

          WHEREAS, the Partners desire to provide for the regulation and establishment of the affairs of the Partnership, the conduct of its business and the relations among them as Partners.

          NOW, THEREFORE, it is mutually agreed as follows:

     1. Formation. The Partners hereby agree to form the Partnership as a limited partnership under the laws of the State of Texas in accordance with the Texas Act, and, as such, promptly after the execution of this Agreement, the General Partner shall prepare, execute and file with the Texas Secretary of State the Certificate of Limited Partnership pursuant to the Texas Act.

     2. Purpose. The purpose of the Partnership is to engage in the ownership and operation of retail sellers of video game products and PC entertainment software under the "GameStop" trade name in the State of Texas and any related activities.

     3. Name and Principal Office. The name of the Partnership shall be GameStop Texas LP and the principal office of the Partnership shall be located at 2250 William D. Tate Avenue, Grapevine, Texas 76051 (the "Principal Office").

     4. Registered Office and Registered Agent. The initial registered agent of the Partnership is CT Corporation System, 350 North St. Paul Street, Dallas, TX 75201. The registered agent may be changed from time to time by amending the Certificate of Limited Partnership pursuant to the Texas Act. The registered office of the Partnership shall be the initial registered office named in the Certificate of Limited Partnership or such other office within the State of Texas (which need not be a place of business of the Partnership) as the General Partner

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may designate from time to time in accordance with the Texas Act upon notice to the Limited Partner.

     5. Partners.

          (a) GameStop of Texas (GP), LLC shall be the General Partner.

          (b) GameStop (LP), LLC shall be the Limited Partner.

     6. Term. The term of the Partnership shall commence on the date that the Certificate of Limited Partnership is filed with the Texas Secretary of State and shall continue until the Partnership shall be dissolved and its affairs wound up upon:

          (a) an election to dissolve the Partnership made in writing by all the Partners;

          (b) an event of withdrawal with respect to any general partner (as defined in Section 4.02 of the Texas Act); or

          (c) an entry of a decree of judicial dissolution under Section 8.02 of the Texas Act.

     7. Capital Contributions, (a) The General Partner agrees to contribute to the capital of the Partnership the assets and liabilities set forth on Schedule A attached hereto, value for Adjusted Capital Account purposes at $2,618,347.07.

          (b) The Limited Partner agrees to contribute to the capital of the Partnership the assets and liabilities set forth on Schedule B attached hereto, valued for Adjusted Capital Account purposes at $259,216,360.30.

          (c) The Partners shall receive no interest on their capital contributions.

          (d) No Partner having a negative balance in its capital account as a result of distributions or allocations of Net Profits and Net Losses in accordance with this Agreement shall have any obligation to the Partnership or to the other Partner to restore its capital account to zero.

     8. Allocation and Distribution of Net Profits, Net Losses and Available
Cash.

          (a) Definitions. For the purposes of this Agreement:

               (i) "Adjusted Capital Account" means the cash and the net agreed fair market value of any property contributed by a Partner, (A) reduced from time to time by (1) the agreed fair market value of any distributions from the Partnership to such Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code), and (2) Net Losses and any non-deductible and non-amortizable expenditures of the Partnership allocated to such Partner, and (B) increased from time to time by (3) any Net Profits allocable to such Partner, and (4) the agreed fair market value of any additional contributions made by


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     such Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code) and (C) otherwise adjusted as required under Treasury Regulations Section 1.704-l(b)(2)(iv). In addition, upon a distribution in kind of Partnership Property (as defined in Paragraph 10 hereof), the Adjusted Capital Accounts of the Partners shall be increased or decreased, as the case may be, as though such Partnership Property had been sold for an amount equal to its fair market value and gain or loss which would have been recognized were the property actually sold had been allocated to the Partners pursuant to Paragraph 8(c) hereof.

               (ii) "Available Cash" shall mean the cash receipts of the Partnership from any source increased by any amounts previously held in reserve which the General Partner determines to be no longer necessary, less (A) cash expenditures of the Partnership other than (1) expenditures made out of reserve accounts and (2) distributions to Partners pursuant to Paragraphs 8(b) or 16 hereof, and (B) any additions to reserves which the General Partner shall determine to be necessary to provide funds for any reason whatsoever.

               (iii) "Capital Contribution" shall mean the aggregate capital contribution made from time to time in cash and/or property by a Partner to the Partnership.

               (iv) "Code" shall mean the Internal Revenue Code of 1986, as amended.

               (v) "Net Profits" or "Net Losses" shall mean, for any period, the net profits (including gain on sale) or net losses of the Partnership for Federal income tax purposes during such period.

               (vi) "Partnership Percentage" shall mean, with respect to each Partner, the percentage figure set forth below as follows:

The General Partner    1.0%
The Limited Partner   99.0%

          (b) Distributions of Cash. Any Available Cash with respect to any fiscal year shall be distributed to the Partners in proportion to their respective Partnership Percentages.

          (c) Allocations of Net Profits and Net Losses.

               (i) Any Net Profits and Net Losses with respect to any fiscal year shall be allocated to the Partners in proportion to their respective Partnership Percentages.

               (ii) Appropriate adjustments shall be made to the allocations to the extent required to comply with the "qualified income offset," "minimum gain chargeback" and "chargeback for nonrecourse debt for which a partner bears a risk of loss" rules of the Treasury Regulations promulgated pursuant to Section 704(b) of the Code. To the extent permitted by such Treasury Regulations, the allocations in such year and subsequent years shall be further adjusted so that the cumulative effect of all the


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     allocations shall be the same as if all such allocations were made pursuant to Paragraph 8(c)(i) hereof.

          (d) Notwithstanding paragraph 8(c)(i) and (ii) above, solely for federal income tax purposes, appropriate adjustments should be made to the allocations of Net Profits and Net Losses to the extent required under Section 704(c) of the Code and the Treasury Regulations thereunder.

     9. Rights and Duties of the General Partner. The General Partner shall be responsible for the day-to-day operations of the Partnership and shall possess all rights, powers and privileges of a general partner under the Texas Act.

     10. Rights and Duties of the Limited Partner. (a) The Limited Partner shall not participate in the management of the Partnership business. No part of the Capital Contribution of the Limited Partner shall be withdrawn unless all liabilities of the Partnership, except obligations to Partners on account of their Capital Contributions, have been paid, or unless the Partnership has assets sufficient to pay them.

          (b) The Limited Partner hereby consents to the General Partner entering into any contract or transaction on such terms and conditions as may be approved by the General Partner in its sole discretion, and to the employment, when and if required, of such brokers, attorneys, accountants and managing and other agents for the Partnership as the General Partner may from time to time designate. The fact that a Partner, General or Limited, or a principal or partner thereof is employed by or is directly or indirectly interested in or connected with any person, firm or corporation employed by the Partnership to perform a service, or from or with which the Partnership may purchase any property or have other business dealings, shall not prohibit the General Partner from employing or otherwise dealing with such person, firm or corporation, provided that the terms of any such employment or obligation shall be generally as favorable to the Partnership as would be available in an arm's length transaction, and neither the Partnership nor any of the Partners shall have any rights in or to any income or profits derived therefrom.

     11. Officers. (a) The General Partner may designate one or more individuals as officers of the Partnership who may but need not have titles, and shall exercise and perform such powers and duties as shall be assigned to them from time to time by the General Partner. Any officer may be removed by the decision of the General Partner at any time, with or without cause. Each officer shall hold office until his or her successor is elected and qualified. Any number of offices may be held by the same individual. Any salaries and other compensation of the officers shall be fixed by the General Partner. The initial officers shall be as follows:

               (i) R. Richard Fontaine ("Fontaine") shall be the Chief Executive Officer of the Partnership and, in such capacity, shall have general supervision, directions and control of the business and affairs of the Partnership. So long as he is an officer of the Partnership, Fontaine shall devote such time, attention and energies as may be necessary in his judgment to perform his duties hereunder.


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               (ii) Daniel DeMatteo ("DeMatteo") shall be the President of the
     Partnership and, in such capacity, shall have general supervision, direction and control of the business and affairs of the Partnership, subject to the supervision of the Chief Executive Officer. So long as he is an officer of the Partnership, DeMatteo shall devote such time, attention and energies as may be necessary in his judgment to perform his duties hereunder.

               (iii) David W. Carlson ("Carlson") shall be the Executive Vice President and Chief Financial Officer of the Partnership, and in such capacities, shall have general supervision, direction and control of the business and financial affairs of the Partnership, subject to the supervision of the Chief Executive Officer. So long as he is an officer of the Partnership, Carlson shall devote such time, attention and energies as may be necessary in his judgment to perform his duties hereunder.

          (b) Execution of Contracts. Each of the Chief Executive Officer, the Executive Vice President, the Chief Financial Officer, the President, or any other officer authorized by such Officers or the General Partner shall execute all bonds, mortgages, agreements, deeds, instruments and other contracts and documents, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed and (ii) where signing and execution thereof shall be expressly delegated by the General Partner to some other officer or agent of the Partnership.

          (c) Officers as Agents. The officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the General Partner not inconsistent with this Agreement, are agents of the Partnership for the purpose of the Partnership's business and the actions of the officers taken in accordance with such powers shall bind the Partnership.

     12. Other Activities. Any Partner may engage in or possess an interest in other business ventures of every nature and description, independently or with others, and neither the Partnership nor the other Partner shall have any rights or interest by virtue of this Agreement in and to said independent ventures or the income or profits derived therefrom.

     13. Banking. All funds of the Partnership shall be deposited in such bank account or accounts as shall be designated by the General Partner. Withdrawals from any such bank account or accounts shall be made upon such signature or signatures as the General Partner may designate.

     14. Conveyance. Any deed, assignment, bill of sale, mortgage, contract of sale, financing instrument or other commitment purporting to convey or encumber the interest of the Partnership in all or any portion of any real or personal property at any time held in its name shall be signed solely by the General Partner.

     15. Partnership Records and Tax Returns. (a) The Partnership shall maintain full and accurate records as required under Section 1.07 of the Texas Act at its Principal Office and each Partner shall have the right to inspect and examine such records at reasonable times upon reasonable notice.


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          (b) The General Partner shall cause to be sent to the Limited Partner, as promptly as practicable after the close of each fiscal year of the Partnership, a copy of Schedule K-1 of Form 1065 of the Partnership or other similar document setting forth the information called for in Schedule K-1.
Within a reasonable time thereafter, the General Partner shall cause to be sent to each Partner an annual financial statement of Partnership profits and losses, prepared on the same basis as that used in preparing the Partner's federal income tax return and a Partnership balance sheet for and as of the year then ended.

     16. Assignability. (a) The General Partner shall not assign its interest as a General Partner or any part thereof, and any attempted assignment shall be void and shall not bind the Partnership, without the Limited Partner's consent.

          (b) No assignee of the Limited Partner may be substituted as a partner under this Agreement without the express written consent of the General Partner, which consent may be withheld at the sole discretion of the General Partner. Any attempted assignment, except as permitted hereunder, shall be void and shall not bind the Partnership.

          (c) All costs and expenses incurred by the Partnership in connection with the assignment of a Partnership interest, including any filing fees and publishing costs and the fees and disbursements of the Partnership's attorneys, shall be paid by the assigning Partner or if not paid by it then by its assignee.

          (d) Each person who becomes a Partner in the Partnership, by becoming a Partner, shall agree to be bound by the provisions of this Agreement and to ratify and be bound by all prior action taken by the Partnership.

          (e) A Partner may pledge, encumber or otherwise dispose or hypothecate all or any part or parts of his interest as a Partner only if the other Partner consents in writing to the pledge, encumbrance or other disposition or hypothecation. Any attempted pledge, encumbrance or other dispositions or hypothecations except as permitted shall be void and shall not bind the Partnership.

     17. Termination of the Partnership. (a) In the event the Partnership is to be dissolved as provided in Paragraph 6 hereof, the General Partner shall proceed to windup the affairs of the Partnership and the proceeds of such winding up shall be applied and distributed in the following order of priority:

               (i) First, to the payment of creditors of the Partnership, including Partners who are creditors of the Partnership, as required under
     Section 8.05 of the Texas Act.

               (ii) Second, the expenses of dissolving and winding up the Partnership.

               (iii) Third, to the setting up of any reserves which the General Partner may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. At the expiration of such period as shall be deemed advisable, after payment of any of the aforementioned contingencies, the balance of such reserves thereafter


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     remaining shall be distributed in the manner hereinafter provided, together with accrued interest thereon, if any.

               (iv) Fourth, any balance remaining shall be distributed to all of the Partners in the same manner that Available Cash is distributable to them pursuant to Paragraph 8(b) hereof.

          (b) If the General Partner so determines, the Partnership Property or any part thereof may be distributed in kind, each Partner accepting in satisfaction of its interest in the Partnership an undivided interest in such Partnership Property subject to a proportionate share of its liabilities.

          (c) A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the General Partner to minimize the normal losses attendant upon a liquidation.

     18. Certificate of Cancellation. Following the winding up of the Partnership, or at any other time when there are no Partners, a certificate of cancellation shall be filed with the Texas Secretary of State pursuant to the
Section 2.03 of the Texas Act.

     19. Power of Attorney. The Limited Partner hereby irrevocably constitutes and appoints the General Partner and its respective officers, each with full powers of substitution, as its true and lawful attorney, in its name, place and stead:

          (a) to make, execute, acknowledge, deliver, file, record and publish:

               (i) A Certificate of Limited Partnership of the Partnership with the Texas Secretary of State, and any and all amendments thereto, and such other certificates, instruments, or documents, that may be appropriate or required to reflect:

                    (A) A change of the name or the location of the principal place of business of the Partnership or of the name or address of any Partner;

                    (B) A person's becoming an additional Limited Partner or substituted Limited Partner of the Partnership or the withdrawal of a Partner of the Partnership; or

                    (C) Any change in or amendment of this Agreement;

               (ii) Such certificates, instruments and documents as may be required by, or may be appropriate under, the laws of any state or other jurisdiction in which the Partnership is doing business in connection with a qualification to do business and with the use of the name of the Partnership by the Partnership;

               (iii) Any other certificate or other instrument which may be required to be filed by the Partnership under the laws of the State of Texas, or which the General Partner shall deem it advisable to file, and/or any and all amendments thereto or modifications thereof; and


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               (iv) All documents which may be required to effectuate the dissolution and winding up of the Partnership.

          (b) To take any other or further action, including, without limitation, furnishing verified copies of this Agreement and/or excerpts therefrom, which said attorney-in-fact shall consider necessary or convenient in connection with any of the foregoing, hereby giving said attorney-in-fact full power and authority to do and to perform each and every act and thing whatsoever requisite and necessary to be done in and about the foregoing as fully as the undersigned might or could do if personally present, and hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof, it being expressly understood and intended by each Limited Partner that the grant of the foregoing power of attorney:

               (i) is a special power of attorney coupled with an interest and that the foregoing power of attorney shall survive the death or incompetency or dissolution of the grantor thereof; and

               (ii) shall survive the delivery of an assignment by the Limited Partner of the whole or any portion of his interest; except that, where the assignee thereof has been approved by the General Partner for admission to the Partnership as a substitute Limited Partner, the power of attorney shall survive the delivery of the assignment solely to enable the General Partner to execute, acknowledge and file any instrument necessary to effect such substitution.

     20. Investment Undertaking. The Limited Partner, by executing this Agreement, hereby represents that it is acquiring its interest in the Partnership for its own account for investment and not with a view to the resale or distribution thereof and it agrees that it will not transfer, sell, or dispose of, or offer to transfer, sell, or dispose of all or any portion of its interest as a Limited Partner, or solicit offers to buy all or any portion of its partnership interest in any manner from or otherwise approach or negotiate in respect thereof with any person or persons whomsoever, which would violate or cause the Partnership or the General Partner to violate applicable federal and state securities laws.

     21. Partner Liability. Each Partner's personal liability shall be limited to the fullest extent permitted under the Texas Act and other applicable law. Without limiting the generality of the foregoing, a Partner shall not be personally liable for any indebtedness, liability or obligation of the Partnership or for the repayment of any Capital Contribution of any other Partner.

     22. Indemnity. To the fullest extent permitted by the Texas Act, the Partnership shall indemnify and hold harmless the Partners from and against any losses, claims, damages, expenses or liabilities incurred by it by reason of any act performed by it for and on behalf of the Partnership and in furtherance of the Partnership's best interests (the "Costs"), including, but not limited to such Costs incurred by reason of a Proceeding (as defined in the Texas Act), which Costs the Partnership shall pay to the Partner in advance of a final disposition of a Proceeding, provided, the Partnership receives a written affirmation by the Partner of the Partner's good faith


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belief that the Partner has met the standard of conduct necessary for payment of such Costs under the Texas Act.

     23. Notices. All notices or other communications hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, addressed to the recipient at his or its address as set forth on the first page of this Agreement.

     24. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     25. Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Texas Act.

     26. Applicable Law. This Agreement and the rights of the parties hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Texas.

     27. Interpretation. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular shall include the plural and vice versa, and words in the masculine gender shall include the feminine and neuter genders and vice versa.

     28. Headings. The headings used in this Agreement are for convenience only and do not constitute substantive matter to be considered in construing its terms.

     29. Severability of Invalid Provisions. The presence in the text of this Agreement of any clause, sentence, provision, paragraph or article held to be invalid, illegal or ineffective by a court of competent jurisdiction shall not impair, invalidate or nullify the remainder of this Agreement. The effect of such holding shall be confined to the portion so held invalid, which provision shall be modified so as to be given the maximum effect permitted by applicable law.

     30. Modification. This Agreement contains the entire understanding of the parties and may not be modified, amended or terminated, except in accordance with its terms or by an instrument in writing signed by all of the parties then subject to its terms.

     31. Waivers. All or any part of any provision of this Agreement may be waived in writing by all of the parties.

     32. Counterparts. This Agreement may be executed in several counterparts, and all such executed counterparts shall constitute one and the same agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.


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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        GAMESTOP OF TEXAS (GP), LLC
                                           General Partner


                                        By:
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                                            David W. Carlson
                                            Chief Financial Officer


                                        GAMESTOP (LP), LLC
                                           Limited Partner


                                        By:
                                            ------------------------------------
                                            Cathy Preston
                                            President


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